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                           Kirkpatrick & Lockhart LLP
                                 75 State Street
                        Boston, Massachusetts 02109-1808


                                           November 28, 2003

Mark P. Goshko
617.261-3163
mgoshko@kl.com

Eaton Vance Tax-Advantaged Dividend Income Fund
255 State Street
Boston, MA 02109

Dear Sirs:

             This opinion is furnished in connection with the registration by Eaton Vance Tax-Advantaged Dividend Income Fund, a business trust organized under the laws of the Commonwealth of Massachusetts ("Fund"), of 28,000 Auction Preferred Shares, par value of $.01 per share, having a liquidation preference of $25,000 per share and divided equally between five series, ("Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-109588), as amended ("Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.


      As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as described in the Registration Statement) shares of beneficial interest of the Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                           Very truly yours,

                                           /s/ Kirkpatrick & Lockhart LLP

                                           Kirkpatrick & Lockhart LLP


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